Mercedes Romero
Via E-mail

July 27, 2020

Dear Mercedes:
I am very pleased to outline in this letter (the “Offer Letter”) the terms and conditions on which we are offering you the position of Chief Procurement Officer of Primo Water Holdings Inc.
(the “Company”), a subsidiary of Primo Water Corporation. This Offer Letter will not constitute an agreement until it has been fully executed by both parties. Please note that this Offer Letter does not contemplate a contract or promise of employment for any specific term; you will be an at-will employee at all times.

1.Position and Duties.
a..Position. Subject to the terms and conditions hereof, you will be employed by the Company as its Chief Procurement Officer, effective as of August 31, 2020 (the “Employment Date”) and continuing until terminated by you or the Company. Effective as of the Employment Date, your principal place of employment will be Tampa, Florida.

b..Responsibilities.

(i)As the Company’s Chief Procurement Officer, you will report to the Company’s Chief Executive Officer (“CEO”) and have such duties and responsibilities as may be assigned to you from time to time by the CEO.

(ii)You agree to devote substantially all of your business time and attention to the business and affairs of the Company and to discharging the responsibilities assigned to you. This shall not preclude you from (i) serving on the boards of directors of a reasonable number of charitable organizations, (ii) engaging in charitable activities and community affairs, and
(iii) managing your personal affairs, so long as these activities do not interfere with the performance of your duties and responsibilities as the Company’s Chief Procurement Officer.

c..No Employment Restriction. You hereby represent and covenant that, except as disclosed to the Company, your employment by the Company does not violate any agreement or covenant to which you are subject or by which you are bound and that there is no such agreement or covenant that could restrict or impair your ability to perform your duties or discharge your responsibilities to the Company. You further agree to produce to the Company copies of any restrictive covenants (including, but not limited to, any noncompetition or non-solicitation agreements) you have signed or to which you have otherwise agreed, and to produce such copies to the Company no later than one week prior to your Employment Date. You agree and understand that this Offer Letter is conditioned on your production of any such restrictive covenants to the extent any exist and/or apply and that if any do exist/apply, the Company retains the sole discretion to rescind this Offer Letter at any time before your Employment Date. You further agree and understand that if you do not produce any such copies of any restrictive covenants by the deadline stated above, it shall be deemed an affirmative representation by you to the Company that no such restrictive covenants exist or apply. Finally, you agree and understand that if you do not produce any copies of any restrictive covenants and/or represent to the Company that none exist or apply, and the Company discovers at any subsequent time that a restrictive covenant does or did in fact exist or apply (regardless of the eventual enforceability or lack of enforceability of the restrictive covenant), the Company may opt to terminate your employment for “Cause” (for purposes of the Severance and Non-Competition Plan, in addition to how Cause is defined in the Severance and Non-Competition Plan) without triggering any severance or further payment obligations to you under this Offer Letter, any document referenced hereunder, or any legal theory.

d..Offer Contingent on Successful Drug and Background Screen. This Offer Letter and your potential employment with the Company is contingent on you submitting to and successfully passing a drug and background screen. The Company reserves the right to revoke this Offer Letter and/or terminate your employment in its sole discretion after reviewing the results of these screens without triggering any severance obligations hereunder.

2.Remuneration.
a..Base Salary. Your annual base salary will initially be at the rate of US $275,000.00 per year (“Annual Base Salary”), paid on a bi-weekly basis, prorated for any partial periods based on the actual number of days in the applicable period. Your performance will be evaluated at least annually, and any increase to the level of your Annual Base Salary will be determined as part of the regular annual review process.

b..Bonus. You will be eligible to participate in the Company’s annual bonus plan and may earn a bonus based upon the achievement of specified performance goals. The amount of your target bonus is 50% of your Annual Base Salary. The bonus year is the Company’s fiscal year and any payments made to you for the bonus year 2020 will be pro-rated based on your Employment Date. Currently the maximum potential payout permitted under the bonus plan is two (2) times the applicable target bonus for achievement of performance goals significantly in excess of the target goals, as established by the Human Resources and Compensation Committee of the Company’s Board of Directors (the “HRCC”). Please note that the bonus plan is entirely discretionary, and the Company reserves in its absolute discretion the right to terminate or amend it or any other bonus plan that may be established. You must be actively employed on the actual pay date of the bonus to be eligible to receive it or any portion of it.

c..One-Time LTI Grant. You will be entitled to receive a one-time long-term incentive (“LTI”) award equivalent to US $150,000 comprised of stock options (37.5%), performance-based restricted share units (37.5%) and time-based restricted share units (25%), granted to you on your Employment Date. The stock options and time-based restricted share units will vest ratably in three equal annual installments from the grant date, and the performance-based restricted units will vest based upon the achievement of a specific level of cumulative performance metrics to be determined over the three-year period ending at the end of fiscal 2023. The LTI award, including the vesting terms, will be governed by the terms of the Primo Water Corporation equity incentive plan under which the award is made (the “Equity Plan”) and your award agreement. You will be eligible for future LTI awards that will be based on your performance. Annual grants are issued following approval by the HRCC at its regularly scheduled meetings in December and your first annual grant will be in December 2021.

3.Benefits.
a..Benefit Programs. You will be eligible to participate in the Company’s benefit programs generally available to other senior executives of the Company. Our benefit programs include our 401(k) plan and health, disability and life insurance benefits. Employee contributions are required for our benefit programs.

b..ESPP. In addition, you will be eligible to participate in the Company’s Employee
Stock Purchase Plan (the “ESPP”), through which you can purchase Company common shares at a discount through payroll deductions.

c..Vacation. You will be entitled to four (4) weeks’ vacation per calendar year. You are encouraged to take vacation in the calendar year it is earned. All earned vacation must be taken in the year in which it is earned; otherwise it may be forfeited. If you should leave the Company, the value of any unearned vacation taken by you will be considered a debt to the Company and you expressly authorize the Company to deduct from your final paycheck to the maximum extent permitted by law the value of taken but unearned vacation. All vacation periods require the approval of the CEO.

d..Reimbursement. You will be reimbursed for expenses reasonably incurred in connection with the performance of your duties in accordance with the Company’s policies as established from time to time. It is your obligation to submit to the Company expense reimbursement requests and evidence of such expenses in order to receive reimbursements for such expenses.

e..Sign-On Bonus. You will be provided with a sign-on bonus of US $75,000.00 (gross, less taxes and withholdings), which will be paid to you on the date that is thirty (30) days following your Employment Date. You agree that in the event you resign your employment for any reason or are terminated by the Company for Cause (as defined in the Severance and Non-Competition Plan) prior to the first anniversary of the Employment Date, you will repay the Company 100% of the sign-on bonus in full on or before the 90th day after the date of your resignation or termination.

f..Relocation. As a condition of your employment, you are required to relocate to the Tampa, Florida area on a permanent basis by no later than August 1, 2021 (“Relocation Date”). Failure to relocate by this deadline shall constitute “Cause” for your termination including for purposes of the Severance and Non-Competition Plan (in addition to how Cause is defined in the Severance and Non-Competition Plan). This deadline may only be extended by a writing signed by the Company’s CFO or CEO. To assist you in your relocation, the Company will pay you a relocation bonus in the amount of US $75,000.00 and will be paid at least 3 months prior to the Relocation Date. You agree to promptly reimburse the Company 100% of the relocation bonus in the event you: (a) fail to relocate to the Tampa area on a permanent basis by the deadline provided (or extended deadline, as may be applicable); or (b) resign your employment for any reason or are terminated by the Company for Cause (as defined herein or in the Severance and Non-Competition Plan) prior to the first anniversary of the Relocation Date (or actual relocation date if extended, whichever is later). You further agree to repay the Company the relocation bonus in full by the following deadlines: (a) if repayment is owed due to your failure to timely relocate, full repayment shall be due on or before the 90th day after the deadline to relocate; or (b) if repayment is owed due to your resignation for any reason or termination for Cause prior to the anniversary of the Relocation Date (or actual relocation date if extended, whichever is later), full repayment shall be due on or before the 90th day after the date of your resignation or termination.

g..Allowances. You will receive an annual vehicle allowance in the amount of US
$13,500.00 and an annual cellphone allowance in the amount of $2,025.00, which amount shall be prorated during any partial year of employment.

h..No Other Benefits. Other than benefits generally available to all full-time employees, you will not be entitled to any benefit or perquisite other than as specifically set out in this Offer Letter or separately agreed to in writing by the Company.

4.Termination; Payments and Entitlements Upon a Termination.
a..Termination. The Company may terminate your employment: (a) for Cause (as defined herein or in the Severance and Non-Competition Plan); or (b) for any reason or no reason, in all cases, upon reasonable notice to you. Your employment with the Company will terminate upon your death. You are able to resign your employment, as provided in the Severance and Non-Competition Plan.

b..Involuntary Termination. Upon the Employment Date, you shall be entitled to the benefits of and be bound by the obligations under the Severance and Non-Competition Plan (the “Severance and Non-Competition Plan”) (a copy of which is attached hereto) as a “Level 2 Employee” in the event your employment terminates as result of an Involuntary Termination (as defined in the Severance and Non-Competition Plan).

c..Change in Control. If (1) your LTI awards are continued, assumed, or replaced by the surviving or successor entity, and, within two years after the Change of Control (as defined in the Equity Plan), you experience an involuntary termination of employment for reasons other than Cause (as defined in the Equity Plan), or you terminate your employment for Good Reason (as defined in the Equity Plan), or (2) such awards are not continued, assumed or replaced by the surviving or successor entity, then (i) your unvested options will immediately become vested and exercisable, (ii) all of your unvested time-based and performance-based restricted share units will immediately vest, and (iii) any performance objectives applicable to awards will be deemed to have been satisfied at your “target” level of performance.

a.Resignation. If you are an officer of the Company or a director or an officer of a company affiliated or related to the Company at the time of your termination, you will be deemed to have resigned all such positions, and you agree that upon termination you will execute such tenders of resignation as may be requested by the Company to evidence such resignations.

b.Return of Company Property. Upon resignation/termination of your employment for any reason, you agree to immediately return all Company property in your possession, custody, or control (e.g., Company-issued computer, telephone, badge, keys, equipment, vehicle, etc.). You expressly authorize the Company to deduct the value or replacement cost (whichever is less) of any unreturned Company property from your severance payment (if receiving one) or final paycheck to the maximum extent permitted by law.

1.Restrictive Covenants.
a.Severance and Non-Competition Plan. You shall be bound by the restrictive covenants contained in the Severance and Non-Competition Plan, except that “Business” as used therein shall be modified to the definition provided below:
“Business” shall mean the business of manufacturing, selling or distributing water (including but not limited to exchange and refill), coffee, tea, powdered beverages, concentrates, extracts, water filtration units and other beverages or products manufactured, sold or distributed by Primo Water Corporation or its subsidiaries and affiliates at the time of termination of your employment, as well as such other beverages or products that are contemplated or projected to contribute materially to the profits of Primo Water Corporation or its subsidiaries and affiliates at the time of termination of your employment.

b.DTSA Acknowledgement. You acknowledge that, by this Section, you have been notified in accordance with the Defend Trade Secrets Act of 2016 that, notwithstanding the foregoing:
i.You will not be held criminally or civilly liable under any federal or state trade secret law or this Offer Letter for the disclosure of confidential information that: (1) You make (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to your attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (2) you make in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
ii.If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose confidential information to your attorney and use the confidential information in the court proceeding if you: (i) file any document containing confidential information under seal and (ii) do not disclose confidential information, except pursuant to court order.

2.Code Section 409A.

a.In General. This Section shall apply to you if you are subject to Section 409A of the United States Internal Revenue Code of 1986 (the “Code”), but only with respect to any payment due hereunder that is subject to Section 409A of the Code.

b.Release. Any requirement that you execute and not revoke a release to receive a payment hereunder shall apply to a payment described in Section 6.1 only if the Company provides the release to you on or before the date of your Involuntary Termination.

c.Payment Following Involuntary Termination. Notwithstanding any other provision herein to the contrary, any payment described in the Severance and Non-Competition Plan that is due to be paid within a stated period following your Involuntary Termination shall be paid:
i.If, at the time of your Involuntary Termination, you are a “specified employee” as defined in Section 409A of the Code and such payment is subject to (and not exempt from) Section 409A of the Code, such payment shall be made as of the later of (i) the date payment is due hereunder, or (ii) the earlier of the date which is six months after your “separation from service” (as defined under Section 409A of the Code), or the date of your death; or
ii.In any other case, on the later of (i) last day of the stated period, or if such stated period is not more than 90 days, at any time during such stated period as determined by the Company without any input from you, or (ii) the date of your “separation from service” (as defined under Section 409A of the Code).

d.Reimbursements. The following shall apply to any reimbursement that is a payment described in Section 6.1: (a) with respect to any such reimbursement under Section 7.8, reimbursement shall not be made unless the expense is incurred during the period beginning on your effective hire date and ending on the sixth anniversary of your death; (b) the amount of expenses eligible for reimbursement during your taxable year shall not affect the expenses eligible for reimbursement in any other year; and (c) the timing of all such reimbursements shall be as provided herein, but not later than the last day of your taxable year following the taxable year in which the expense was incurred.

e.Offset. If payments to you under this Agreement are subject to Section 409A of the Code, any offset under Section 7.11 shall apply to a payment described in Section 6.1 only if the debt or obligation was incurred in the ordinary course of your employment with the Company, the entire amount of the set-off in any taxable year of the Company does not exceed $5,000, and the set-off is made at the same time and in the same amount as the debt or obligation otherwise would have been due and collected from you.

f.Interpretation. This Offer Letter shall be interpreted and construed so as to avoid the additional tax under Section 409A(a)(l)(B) of the Code to the maximum extent practicable.

1.General Provisions.

a.Entire Agreement. This Offer Letter, together with the plans and documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to your employment and supersedes any prior offer letters or severance arrangements offered by the Company or any of its affiliates. All promises, representation, collateral agreements and undertakings not expressly incorporated in this Offer Letter are hereby superseded by this Offer Letter.

a.Amendment. This Offer Letter may be amended or modified only by a writing signed by both of the parties hereto.

b.Assignment. This Offer Letter may be assigned by the Company to any successor to its business or operations. Your rights hereunder may not be transferred by you except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Any purported assignment in violation of the preceding sentence shall be void.

c.Governing Law; Consent to Personal Jurisdiction and Venue. This Offer Letter takes effect upon its acceptance and execution by the Company. The validity, interpretation, and performance of this Offer Letter shall be governed, interpreted, and construed in accordance with the laws of the State of Florida without giving effect to the principles of comity or conflicts of laws thereof. You hereby consent to personal jurisdiction and venue, for any action brought by the Company arising out of a breach or threatened breach of this Offer Letter or out of the relationship established by this Offer Letter, exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida; and, if applicable, the federal and state courts in any jurisdiction where you are employed or reside; you hereby agree that any action brought by you, alone or in combination with others, against the Company, whether arising out of this Offer Letter or otherwise, shall be brought exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida.

d.Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Offer Letter shall not affect the enforceability of the remaining portions of the Offer Letter or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in the Offer Letter shall be declared invalid, the Offer Letter shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

e.Section Headings and Gender. The section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.

f.No Term of Employment. Nothing herein obligates the Company to continue to employ you. Where lawfully permitted in any jurisdiction in which you perform employment responsibilities on behalf of the Company, your employment shall be at will.

g.Indemnification. The Company will indemnify and hold you harmless to the maximum extent permitted by applicable law against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which you are made or are threatened to be made a party by reason of the fact that you are or were an officer of the Company or any Affiliate (as defined in the Severance and Non- Competition Plan). In addition, the Company agrees that you shall be covered and insured up to the maximum limits provided by any insurance which the Company maintains to indemnify its directors and officers (as well as any insurance that it maintains to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors).

a.Survivorship. Upon the termination your employment, the respective rights and obligations of the parties shall survive such termination to the extent necessary to carry out the intended preservation of such rights and obligations.

b.Taxes. All payments under this Offer Letter shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Company may reasonably determine and should withhold pursuant to any applicable law or regulation.

c.Set-Off. Except as limited by Section 6.5, the Company may set off any amount or obligation that may be owing by you to the Company against any amount or obligation owing by the Company to you.

d.Records. All books, records, and accounts relating in any manner to the Company or to any suppliers, customers, or clients of the Company, whether prepared by you or otherwise coming into your possession, shall be the exclusive property of the Company and immediately returned to the Company upon termination of employment or upon request at any time.

e.Counterparts. This Offer Letter may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
f.Consultation with Counsel. You acknowledge that you have been advised, and have had a sufficient opportunity to, confer with your own counsel with respect to this Offer Letter, and that you understand the restrictions and limitations that it imposes upon your conduct.

Please indicate your acceptance of this offer by returning one signed original of this Offer Letter. Yours truly,
/s/ Thomas Harrington

Thomas Harrington

I accept this offer of employment and agree to be bound by the terms and conditions listed herein.

/s/ Mercedes Romero_________________                __July 27, 2020__
Mercedes Romero                            Date

Mercedes Romero
Via Email
December 22, 2020
Dear Mercedes:
Primo Water Corporation (the “Company”) recently amended and restated its Severance and Non-Competition Plan (the “Plan”), which is incorporated by reference in your July 27, 2020 Offer Letter (“Offer Letter”). We believe that, in the aggregate, the changes made to the Plan are favorable to you, including an increase to the severance multiplier used to determine the amount of severance pay to which you are eligible under the Plan.

Given the Plan amendments, the Company seeks to amend Section 4.2 of your Offer Letter, which currently provides that you are entitled to benefits under the Plan as a “Level 2 Employee” if your employment terminates as result of an Involuntary Termination (as defined in the Plan). Specifically, the reference to “Level 2 Employee” in Section 4.2 of your Offer Letter shall be replaced with “Level 3 Employee,” such that, upon your execution of this letter agreement, Section 4.2 of your Offer Letter shall read as follows:

4.2.    Involuntary Termination. Upon the Employment Date, you shall be entitled to the benefits of and be bound by the obligations under the Amended and Restated Severance and Non-Competition Plan (the “Severance and Non-Competition Plan”) as a “Level 3 Employee” in the event your employment terminates as a result of an Involuntary Termination (as defined in the Severance and Non-Competition Plan, a copy of which is attached).

Note that your change from a Level 2 to Level 3 Employee provides you with a higher severance multiplier (1.0) than you had under the previous stated Plan (0.75).

All other terms and conditions of your Offer Letter shall remain unchanged. A copy of the amended and restated Plan is attached. Please acknowledge your understanding and agreement with these changes to your Offer Letter by signing below.

Yours truly,

Thomas Harrington

/s/ Thomas Harrington

Chief Executive Officer

I acknowledge and agree that Section 4.2 of my Offer Letter has been amended as described in this letter and that all other terms of my Offer Letter remain unchanged.

/s/ Mercedes Romero_________________                __December 22, 2020__
Mercedes Romero                            Date